September 22, 2016

Dear Shareholder:

The attached Notice of Annual Meeting of Shareholders and Proxy Statement relates to the Annual Meeting of Shareholders of Key Tronic Corporation, a Washington corporation (the “Company” or “Key Tronic”), to be held on Friday, October 28, 2016, at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216.

Whether or not you will attend the Annual Meeting in person and regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying postage-prepaid envelope. You may, of course, attend the Annual Meeting and vote in person, even if you previously have returned your proxy card.

Sincerely,

Craig D. Gates
President and Chief Executive Officer
Member of the Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 28, 2016

To the Shareholders of KEY TRONIC CORPORATION:

The Annual Meeting of Shareholders of Key Tronic Corporation, a Washington corporation (the “Company”) will be held on Friday, October 28, 2016, at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216 (the “Annual Meeting”), for the following purposes:

1.To elect five directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein; and

3.	To ratify the appointment of BDO USA, LLP as independent registered public accounting firm for fiscal year 2017; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Record holders of the Company's Common Stock at the close of business on September 8, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Even if you will attend the Annual Meeting, please complete, sign, date and return the enclosed proxy to the Company in the enclosed postage-prepaid envelope in order to ensure that your shares will be voted at the Annual Meeting. You may vote your shares in person at the Annual Meeting even if you previously have returned your proxy card to the Company.

By Order of the Board of Directors,

Kathleen L. Nemeth
Secretary

Spokane Valley, Washington
September 22, 2016

YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 28, 2016. The Proxy Statement and 2016 Annual Report to Shareholders are available at: www.edocumentview.com/ktcc.

PROXY STATEMENT
_______________________________________________________________

INTRODUCTION

General
The preceding Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card are being furnished by Key Tronic Corporation, a Washington corporation (the “Company”), to the holders of outstanding shares of Common Stock, no par value, of the Company (“Common Stock”) in connection with the solicitation of proxies by the Board of Directors of the Company from holders of such shares. The proxies are to be used at the Annual Meeting of Shareholders of the Company to be held on Friday, October 28, 2016 at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216, and any adjournments or postponements thereof (the “Annual Meeting"). The proxies appoint Craig D. Gates and Brett R. Larsen, each of them and their substitutes, as proxy to vote all shares represented at the Annual Meeting pursuant to this proxy solicitation. This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about September 22, 2016.

Record Date, Proxies, Revocation
Record holders of the Common Stock at the close of business on September 8, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 10,756,018 shares of Common Stock were issued and outstanding. A proxy card for use at the Annual Meeting is enclosed with this Proxy Statement. All completed, signed and dated proxies returned to the Company will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are given on an otherwise signed and dated proxy card, the proxy will be voted FOR the election of nominees for director named below, FOR approval of compensation of the Company’s named executive officers and FOR the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2017. Any proxy may be revoked at any time before it has been voted by giving written notice of revocation to the Secretary of the Company at the address set forth above; by delivering a completed, signed proxy bearing a date later than any earlier proxy; or by voting shares in person at the Annual Meeting. The mere presence at the Annual Meeting of the shareholder who has given a proxy will not revoke such proxy.

Voting
Each share of Common Stock outstanding is entitled to one vote on each matter presented for a vote of the shareholders at the Annual Meeting. Under applicable law and the Company's Restated Articles of Incorporation and Amended and Restated By-Laws, if a quorum exists at a meeting: (i) the five nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy and entitled to vote shall be elected directors and (ii) matters 2 and 3 listed in the accompanying Notice of Annual Meeting of Shareholders will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. An abstention from voting or a broker nonvote will have no effect on matters 2 or 3 since neither represents a vote cast.

If you are a stockholder of record and do not submit your vote by proxy or vote in person at the annual meeting, your shares will not be voted. However, if you hold shares beneficially in street name, the result may be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. Under current regulations, brokers can not vote “uninstructed” shares in director elections or on executive compensation matters. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (matter 1), the advisory vote to approve the compensation of the Company’s named executive officers or (matter 2) no votes will be cast on your behalf. Discretionary voting by brokers is permitted in the ratification of the appointment of the independent registered public accounting firm (matter 3).When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters.
PROPOSAL 1
ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and have qualified. The five nominees receiving the highest number of affirmative votes will be elected as directors. In the event any nominee is unable or unwilling to serve as a nominee or director, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the size of the Board of Directors may be reduced in accordance with the By-Laws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected. It is the Company’s policy that nominees for election at the Annual Meeting attend the Annual Meeting. All nominees for election at the 2016 Annual Meeting attended the 2015 Annual meeting.

The following information has been provided to the Company with respect to the nominees for election to the Board of Directors:

James R. Bean, age 66, has been a director of the Company since October 2006. Mr. Bean has been President and CEO of Preco Electronics, Inc. since November 1999. From May 1997 to 1999 he held various management positions in Boise, Idaho with Preco Electronics, Inc. Previously he held various management positions in manufacturing operations with Sun Microsystems, Inc., Apple Computer, Inc. and National Semiconductor, Inc. Mr. Bean is a graduate of New Mexico State University with a B.S. in Industrial Engineering. The Board of Directors has concluded that based upon Mr. Bean’s business and financial expertise, current and prior senior management positions and education that he should serve as a director of the company.

Craig D. Gates, age 57, has been a director of the Company since July 2009 and has been President and CEO of the Company since April 2009. Previously he was Executive Vice President of Marketing, Engineering and Sales since July 1997. He served as Vice President and General Manager of New Business Development from October 1995 to July 1997. He joined the Company as Vice President of Engineering in October 1994. From 1991 to October 1994, Mr. Gates served as Director of Operations, Electronics for the Microswitch Division of Honeywell Inc. From 1982 to 1991, Mr. Gates held various engineering and management positions within the Microswitch Division. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Masters in Business Administration from the University of Illinois, Urbana. Mr. Gates also serves on the Board of Directors of CyberOptics Corporation. The Board of Directors has concluded that based upon Mr. Gates’ business expertise, current and prior senior management experience and education that he should serve as a director of the Company.

Ronald F. Klawitter, age 64, has been a director of the Company since October 2009 and formerly served as Executive Vice President of Administration, CFO and Treasurer of the Company from July 1997 through July 2015. Previously he was Vice President of Finance, Secretary and Treasurer of the Company since October 1995. He was Acting Secretary from November 1994 to October 1995 and Vice President of Finance and Treasurer from 1992 to October 1995. From 1987 to 1992, Mr. Klawitter was Vice President, Finance at Baker Hughes Tubular Service, a subsidiary of Baker Hughes, Inc. He has a Bachelor of Arts degree from Wittenberg University and is a Certified Public Accountant. The Board of Directors has concluded that based upon Mr. Klawitter’s business and financial expertise, current and prior management experience and education that he should serve as a director of the Company.

Yacov A. Shamash, age 66, has been a director of the Company since 1989. He is the Vice President for Economic Development at Stony Brook University, and was the Dean of Engineering and Applied Sciences at the campus from 1992 to 2015. Professor Shamash developed and directed the NSF Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits from 1989 to 1992 and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University from 1985 until 1992. Dr. Shamash also serves on the Board of Directors of Applied DNA Sciences, Inc., Softheon and Advanced Convergence Group. The Board of Directors has concluded that based upon Dr. Shamash’s professional and management experience, service on public companies’ boards and education that he should serve as a director of the Company.

Patrick Sweeney, age 81, has been a director of the Company since July 2000. Mr. Sweeney was President and CEO of Hadco Corporation from 1991 through 1995 and formerly served as Hadco's Vice President/Chief Financial Officer and Vice President of Operations. Prior to that Mr. Sweeney was the Vice President of International Manufacturing at Wang - USA from 1981 through 1986 and also served as Managing Director of Ireland for Digital Equipment Corporation and as Plant Manager of its Galway and Clonmel divisions. Mr. Sweeney also serves on the Board of Directors of Aimware, Info. Mosaic, and Photo Machining Inc. The Board of Directors has concluded that based upon Mr. Sweeney’s business and financial expertise, senior management experience, service on public companies’ boards and education that he should serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
Board Meetings
All directors hold office until the next Annual Meeting of Shareholders and until their successors have been elected and have qualified. There are no family relationships among any of the directors or executive officers of the Company. The Company's Board of Directors met four times during fiscal 2016. During fiscal 2016, each director attended 100% of the Board of Directors meetings and 100% of the meetings of committees of the Board of Directors on which the director served during the time he served on the Board or committee.

Directors’ Independence
The Board of Directors has determined that all members of the Company’s Board of Directors are “independent directors” within the meaning of the applicable Nasdaq Global Select Market (“NASDAQ”) listing standards, except for Mr. Gates, the Company’s President and Chief Executive Officer and Mr. Klawitter, the Company’s former Executive Vice President of Administration, CFO and Treasurer. Mr. Klawitter retired as Executive Vice President of Administration, CFO and Treasurer on July 29, 2015 and retired as an employee of the Company on December 11, 2015.

The Board of Directors also has determined that all members of the Audit Committee (1) meet the definition of independence contained in the NASDAQ listing standards; (2) meet the requirements of the Securities and Exchange Commission (“SEC”) Rule 10A-3(b)(1); (3) have not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (4) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, as required by the NASDAQ Marketplace Rules.

The Board of Directors has determined that James R. Bean and Patrick Sweeney, members of the Audit Committee, each has the requisite attributes of an “audit committee financial expert” as defined by SEC regulations and that such attributes were acquired through relevant education and/or experience.

Board Leadership Structure and Role in Risk Oversight
The Board of Directors determines whether the roles of Chief Executive Officer and Chairman of the Board should be separated based upon its judgment of the structure which best meets the current needs of the Company and promotes the most effective communication between the Board and management. The Board currently separates the role of Chief Executive Officer and Chairman of the Board.

The Board oversees the Company’s risk directly and through its committees. The Board is assisted by its Audit Committee in performing its risk management oversight responsibilities with respect to financial reporting, internal controls and legal and regulatory requirements. The Board is assisted by its Compensation and Administration Committee in performing its risk management oversight responsibilities with respect to risk relating to compensation programs and policies. The Board, with the assistance of its Governance and Nominating Committee, oversees risk management with respect to Board membership, structure and organization.

The Chairmen of the three Board Committees report to the Board on committee meetings at regular meetings of the Board of Directors. Management has the day to day responsibility for risk management and members of management make regular reports to the Board and its committees on identification, monitoring and mitigation of material risks.

Executive Sessions
At each of the four regular meetings of the Board of Directors held during fiscal year 2016, the independent directors met separately in executive session without management present.

Code of Conduct
The Board of Directors has adopted a written Code of Conduct which applies to all directors, officers and employees of the Company. The Code of Conduct is available on the Company’s website at www.keytronic.com. The Company intends to disclose on its website any amendments to or waivers of the Code of Conduct.

Insider Trading Policy/Prohibition of Speculative Transactions
The Board of Directors has adopted a written policy on Insider Trading which applies to all directors, officers and employees of the Company. The policy prohibits directors, officers and employees from engaging in short-term speculative transactions involving the Company’s securities, including short sales and buying or selling put or call options.

Recoupment Policy
The Board of Directors has adopted a written Recoupment Policy which provides that in the event of a restatement of the Company’s consolidated financial statements, the Company shall have the right to recoup from any executive officer any portion of any bonus or other equity or non-equity incentive compensation received by the executive officer the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are restated, regardless of whether the executive officer engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer would not have received such bonus or other compensation or portion thereof.

Shareholder Communications
Shareholders of Key Tronic Corporation may send written communications to the Board of Directors or any of its members by certified mail only, addressed to the Board of Directors or any member, c/o General Counsel & Secretary, Key Tronic Corporation, 4424 N. Sullivan Road, Spokane Valley, WA 99216. All such shareholder communications will be compiled by the General Counsel & Secretary and submitted to the Board of Directors or a Board member.

Nominations to the Board
The Governance and Nominating Committee will consider written proposals from shareholders for directors to be elected at the annual meeting which are submitted to the Secretary of the Company, together with biographical information and references, at least six months prior to the annual meeting.

Board Committees
The Board of Directors has three standing committees: the Audit Committee, the Compensation and Administration Committee, and the Governance and Nominating Committee. The committees each have written charters approved by the Board. The charters of the Audit Committee, the Compensation and Administration Committee and the Governance and Nominating Committee are available on the Company’s website at www.keytronic.com.

The Audit Committee, which currently consists of Messrs. Bean (Chairman), Shamash and Sweeney met seven times during fiscal 2016. The Audit Committee monitors the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance; selects and appoints the Company’s independent registered public accounting firm, pre-approves all audit and non-audit services to be provided to the Company by the Company’s independent registered public accounting firm, and establishes the fees and other compensation to be paid to the independent registered public accounting firm; monitors the qualifications, independence and performance of the Company’s independent registered public accounting firm; and establishes procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls or auditing matters, and provides an avenue of communication among the Board, the independent registered public accounting firm and management.

The Compensation and Administration Committee (“Compensation Committee”) which currently consists of Messrs. Shamash (Chairman), Bean and Sweeney, met five times during fiscal 2016. The Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers and other key employees, reviews and approves the level of compensation awarded to the Company’s Chief Executive Officer and other officers and key management employees, prepares and delivers annually to the Board a report disclosing compensation policies applicable to the Company’s executive officers and the basis for the Chief Executive Officer’s compensation during the last fiscal year and makes recommendations to the Board regarding changes to existing compensation plans. The Committee administers the Company’s incentive compensation plans including determining the individuals to receive awards and the terms of such awards.

The Governance and Nominating Committee, which currently consists of Messrs. Bean (Chairman), Shamash and Sweeney met one time during fiscal 2016. The Committee makes recommendations to the Board regarding corporate governance, recommends for selection by the Board nominees for election as Directors and makes recommendations to the Board with respect to the structure and composition of the Board. The Committee evaluates potential director nominees based upon a number of criteria, including the potential nominee’s skills, relevant experience and independence. The Committee has no specific minimum qualifications which must be met by a potential director nominee. Each potential nominee is considered on a case by case basis. Potential nominees may be identified to the Committee by members of the Board, officers of the Company, shareholders or other persons. The Committee evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although the Company does not have a policy regarding diversity, the Governance and Nominating Committee does take into consideration the value of diversity among Board members in background, experience, education and perspective in considering potential nominees for recommendation to the Board for selection. The Company has not paid any third party a fee to assist in identifying and evaluating potential director nominees. The Committee has not rejected any potential nominee recommended within the preceding year by a beneficial owner of more than 5% of the Company’s Common Stock.

Related Person Transactions
In April 2007, the Board of Directors adopted a written policy and procedures for the approval or ratification of Interested Transactions with Related Parties. The policy and procedures supplement the Company’s Code of Conduct. The policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

The policy defines a “Related Party” as any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Audit Committee is responsible for review, approval, ratification or disapproval of Interested Transactions. In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the Transaction.

PRINCIPAL SHAREHOLDERS AND SECURITY
OWNERSHIP OF MANAGEMENT

The following table provides certain information which has been furnished to the Company regarding beneficial ownership of the Common Stock as of the Record Date, with respect to (i) each person known by the Company to own beneficially more than 5% of the Company’s Common Stock; (ii) each director and nominee for director of the Company; (iii) each of the executive officers of the Company named in the Summary Compensation table; and (iv) all officers and directors of the Company as a group.

Name of Beneficial Owner*	Number of Shares Beneficially Owned (1)		Percent of Class (1)
MORE THAN 5% SHAREHOLDERS
Dimensional Fund Advisors, L.P. 1299 Ocean Avenue, Suite 650 Santa Monica, CA 90401	900,600	(2),(3)	8.41%
Tieton Capital Management LLC 4700 Tieton Drive, Suite C Yakima, WA 98908	684,838	(4),(5)	6.39%
Morgan Stanley Wealth Management 999 3rd Avenue, Suite 4500 Seattle, WA 98104	589,825	(6),(7)	5.51%
DIRECTORS AND EXECUTIVE OFFICERS
James R. Bean	6,786		**
Ronald F. Klawitter	196,144	(8)	1.8%
Yacov A. Shamash	42,326	(9)	**
Patrick Sweeney	77,410		**
Craig D. Gates	221,786	(10)	2.1%
Brett R. Larsen	15,014	(11)	**
Douglas G. Burkhardt	92,419	(12)	**
Philip S. Hochberg	30,772	(13)	**
Duane D. Mackleit	20,452	(14)	**
All officers and directors as a group (12 persons)	764,457		7.1%
_____________
* Unless otherwise noted, the address for each named shareholder is in care of the Company at its principal executive offices.
** Less than 1%.

1.
Percentage beneficially owned is based on  10,756,018 shares of Common Stock outstanding on the Record Date. A person or group of persons is deemed to beneficially own as of the record date any shares which such person or group of persons has the right to acquire within 60 days after the record date. In computing the percentage of outstanding shares held by each person or group of persons, any shares which such person or persons have the right to acquire within 60 days after the record date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

2.	Based on Form 13F filed with the Securities and Exchange Commission, dated June 30, 2016.

3.
Dimensional Fund Advisors, Inc. (“DFA”), a registered investor advisor, is deemed to have beneficial ownership of these shares all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which DFA serves as investment manager. DFA disclaims beneficial ownership of all shares.

4.	Based on Form 13F filed with the Securities and Exchange Commission, dated June 30, 2016.

5.	Tieton Capital Management LLC is a registered investment advisor.

6.	Based on Form 13F filed with the Securities and Exchange Commission, dated June 30, 2016.

7.	Morgan Stanley Wealth Management is a registered investment advisor.

8.
Includes Common Stock allocated to Mr. Klawitter as a participant in the Company's 401(k) Retirement Savings Plan (17,867 shares) as of June 30, 2016, 1,600 shares owned directly by Mr. Klawitter’s daughter and 4,200 shares owned directly by Mr. Klawitter’s son.

9.	Includes 1,100 shares owned directly by Dr. Shamash's daughter.

10.	Includes Common Stock allocated to Mr. Gates as a participant in the Company's 401(k) Retirement Savings Plan (7,458 shares) as of June 30, 2016.

11.	Includes Common Stock allocated to Mr. Larsen as a participant in the Company’s 401(k) Retirement Savings Plan (1,337 shares) as of June 30, 2016.

12.	Includes Common Stock allocated to Mr. Burkhardt as a participant in the Company’s 401(k) Retirement Savings Plan (176 shares) as of June 30, 2016.

13.	Includes Common Stock allocated to Mr. Hochberg as a participant in the Company’s 401(k) Retirement Savings Plan (4,444 shares) as of June 30, 2016 and 100 shares owned directly by Mr. Hochberg’s son.

14. Includes Common Stock allocated to Mr. Mackleit as a participant in the Company's 401(k) Retirement Savings Plan (11,338 shares) as of June 30, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as named executive officers in the Summary Compensation Table. The named executive officers for fiscal year 2016 were:

•	Craig D. Gates, President & Chief Executive Officer

•	Brett R. Larsen, Executive Vice President of Administration, CFO & Treasurer

•	Douglas G. Burkhardt, Executive Vice President of Worldwide Operations

•	Philip S. Hochberg, Executive Vice President of Business Development

•	Duane D. Mackleit, Vice President of Program Management
The compensation for the named executive officers currently consists of four elements - base salaries, performance-based annual cash incentives, performance-based long-term cash incentive and performance-based long-term equity incentives in the form of SARS - that are designed to reward performance in a simple and straightforward manner. Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder returns. Our total compensation program for the named executive officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation.

•
Base Salaries. Base salaries were modified to maintain a competitive position as compared to the organization’s targeted labor market. These increases were predicated on individual performance, tenure with the organization, and relative position to the market.

•
Performance-Based Annual Cash Incentive Plan. Target award opportunities for fiscal 2016 were increased for Mr. Gates due to relative position to market and for Mr. Larsen on his promotion to Executive Vice President and CFO. Target award opportunities for fiscal 2016 for the other named executive officers remained the same as the prior year.

•
Performance-Based Long-Term Cash Incentive Plan. Target award opportunities for fiscal 2016 were increased for Mr. Gates due to relative position to market and for Mr. Larsen on his promotion to Executive Vice President and CFO. Target award opportunities for the other named executive officers for fiscal 2016 remained the same as the prior year.

•	Performance Based Long-Term Equity Incentive Plan. Equity based long term performance based awards (SARS) for fiscal 2016 for the named executive officers remained the same as the prior year.

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of three members, Yacov A. Shamash (Chairman), James R. Bean, and Patrick Sweeney, each of whom is an independent director under applicable Nasdaq listing standards.
The Committee oversees the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer and other named executive officers. In discharging this responsibility, the Compensation Committee evaluates and approves the Company’s compensation plans, policies and programs as they affect the named executive officers.

The named executive officers have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives. Target “at risk” compensation for the CEO is 66%. “At risk” compensation is targeted slightly lower for the other named executive officers.

Executive	Target “At Risk” Compensation
Craig D. Gates, President & Chief Executive Officer	66%
Brett R. Larsen, Executive Vice President, Chief Financial Officer	46%
Douglas G. Burkhardt, Executive Vice President, Worldwide Operations	50%
Philip S. Hochberg, Executive Vice President Business Development	51%
Duane D. Mackleit, Vice President of Program Management	41%

This discussion describes and analyzes the compensation program for the named executive officers. First, it covers the Company’s compensation objectives and philosophy, the cornerstone of which is pay for performance. Next, it reviews the process the Compensation Committee follows in deciding how to compensate the named executive officers and provides a brief overview of the principal components of the Company’s compensation program, including a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the Company’s named executive officers for fiscal year 2016.
Compensation Objectives and Philosophy
The Company believes that compensation of its executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives. The Company attempts to align the interests of its shareholders and management by integrating compensation with the Company’s short-term and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies in our industry sector, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.
The elements of compensation for the named executive officers include base salaries, annual cash incentives, long-term cash incentives and long-term equity incentives as well as severance benefits in connection with certain terminations of employment and additional benefits which are available to all other U.S. employees, including a 401(k) plan, health and welfare programs, and life insurance. In general, base salaries and other benefit programs, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives as they provide predictable compensation levels that reward executives for their continued service. Annual cash incentives are primarily intended to motivate executives to achieve specific tactical and operating objectives, while long-term cash and equity incentives are primarily intended to align executives’ long-term interests with those of the Company’s shareholders. These elements of total compensation are targeted to pay at market median when performance meets expectations.
Compensation Process
As part of its process for determining the compensation for the named executive officers, the Compensation Committee considers competitive market data. As authorized by its charter, the Compensation Committee has engaged Cardwell Consulting, Inc. (“Cardwell”), an independent executive compensation consultant, to review the Company’s compensation plans, policies and programs that affect executive officers and to provide advice and recommendations on competitive market practices and specific compensation decisions. Cardwell has worked directly with the Compensation Committee to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. During fiscal 2016, Cardwell provided no assistance to management in evaluating the competitiveness of compensation for personnel other than executive officers.

The Committee takes into consideration multiple factors for purposes of developing competitive market data for analyzing executive compensation. These factors include a combination of both published executive salary surveys as well as an evaluation of peer organizations and their publicly disclosed compensation information. With the assistance of Cardwell, the Compensation Committee identified a group of peer organizations with which the Company competes for executive talent (which may or may not be the same organizations that the company competes with directly on a business level). The peer companies were identified based on the following criteria: industry type, organization size/complexity, with the best indicators of organization size in the Company’s industry being number of employees and enterprise value, as well as, revenue and net income.
Following this process, the Compensation Committee selected the following peer group for compensation decisions, all of which are electronics manufacturing organizations comparable to the Company in business space and profitability. This peer group was used in fiscal 2015 with one change for fiscal 2016 as Pulse Electronics Corporation was eliminated from this year's peer group.

CTS Corporation	Mercury Computer Systems, Inc.
Methode Electronics, Inc.	Planar Systems, Inc.
Richardson Electronic, Ltd.	Radisys Corporation
Fabrinet	Ducommun
Multi-Fineline Electronix, Inc.	IPG Photonics Corporation
TTM Technologies	Sypris Solutions, Inc.
To ensure we have the information necessary to set appropriate compensation levels, we collect data comparing each executive officer to their counterparts in similar positions with the peer group companies. The Compensation Committee does not base its decisions on targeting compensation levels to specific benchmarks against the peer group, instead, the Compensation Committee refers to the peer group compensation data as background information regarding competitive pay levels and also considers the other factors identified below in making its decisions. The elements of total compensation are targeted to pay at the market median when performance meets expectations.
The Compensation Committee supplements the peer group analysis with published compensation data on all executives. Published compensation data is focused on a similar labor talent for Key Tronic executives, including organizations in the electronics manufacturing industry with annual revenues close to that of Key Tronic’s. In addition, the Compensation Committee considers the value of each item of compensation, both separately and in the aggregate, in light of Company performance, each executive officer’s position within the Company, the executive officer’s performance history and potential for future advancement, and, with respect to long-term cash and equity incentive compensation, the value of existing vested and unvested outstanding cash and equity awards.
The Compensation Committee also considers the recommendations of the Company’s chief executive officer with respect to the compensation for each executive other than himself. In setting compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and its executive officers, the accounting consequences and the impact on shareholder dilution. The Compensation Committee does not assign a specific weight to these factors and none of these factors by itself will compel a particular compensation decision. Instead, this information is used generally by the Compensation Committee to help inform its decision-making process. Except as noted below, such decisions by the Compensation Committee are subjective, made in the exercise of the Compensation Committee’s independent business judgment.

Principal Elements of Compensation
The principal elements of compensation for the Company’s executive officers are described below:
Base Salaries. Base salaries, including merit-based salary increases, for the named executive officers are established based on the scope of their respective responsibilities, competitive market salaries and general levels of market increases in salaries, individual performance, achievement of the Company’s corporate and strategic goals and changes in job duties and responsibilities.

In July 2015 the Compensation Committee reviewed the base salaries of the named executive officers and determined that they are generally competitive with the market (50th percentile) when compared to the Company’s peer group and other market data. Given the competitive position of some salaries, the Compensation Committee determined that base salaries should increase somewhat in fiscal year 2016. As a result, the named executive officers’ base salaries for fiscal 2016 were as follows:

Name and Position	2015 Base Salary	2016 Base Salary
Craig D. Gates, President & Chief Executive Officer	$535,300	$535,300
Brett R. Larsen, Executive Vice President, Chief Financial Officer	$205,153	$280,000
Douglas G. Burkhardt, Executive Vice President, Operations	$278,512	$288,260
Philip S. Hochberg, Executive Vice President Business Development	$275,724	$283,995
Duane D. Mackleit, Vice President of Program Management	$243,251	$251,765

Annual Cash Incentive Compensation. Annual cash incentives for the Company’s executive officers are designed to reward performance for achieving key corporate goals, which the Company believes should increase shareholder value. In general, the annual incentive awards for executive officers are determined based on achievement of performance objectives for profit before taxes established by the Compensation Committee for the fiscal year. Profit Before Tax is an appropriate goal for calculating short-term incentive because it is the best measure of operating performance and should yield the best result for shareholders. Having the entire management team with the same goal will prevent having conflicting goals between different functions of the Company.
The Compensation Committee has established a cash incentive program for the Company’s named executive officers, including minimum, target and maximum bonus opportunities for each executive as well as performance goals that need to be achieved in order for the executives to receive such bonuses. Minimum, target and maximum bonus opportunities under the program are determined by reference to a percentage of the executive officer’s base salary. These minimum, target and maximum bonus levels are consistent with the levels established in previous years by the Compensation Committee and are appropriate based on a subjective assessment of the executive’s position and ability to directly impact Company performance, and responsibility for the Company’s performance, and its subjective assessment of general compensation practices in place at companies in the Company peer group identified above. Bonuses under the fiscal year 2016 cash annual incentive program were paid out in August 2016 only if the executive officer was employed by the Company on the payment date.

The annual cash incentive program focuses on key metrics for a given year. Most often the Company uses a single company-wide financial element: profit before taxes (PBT). Performance for fiscal year 2016 was measured based on the Company’s profit before taxes.
For fiscal year 2016 performance, the target bonus opportunities (as a % of base salary) were:

Name and Position	Minimum	Target	Maximum	Actual
Craig D. Gates, President & Chief Executive Officer	10%	100%	150%	62%
Brett R. Larsen, Executive Vice President, Chief Financial Officer	4%	40%	60%	25%
Douglas G. Burkhardt, Executive Vice President, Worldwide Operations	4%	40%	60%	25%
Philip S. Hochberg, Executive Vice President Business Development	4%	40%	60%	25%
Duane D. Mackleit, Vice President of Program Management	3.5%	35%	52.5%	22%
Long-Term Cash Incentive Compensation. The Compensation Committee awards long-term cash incentive compensation to the Company’s executive officers to align their interests with those of the Company’s shareholders, to provide additional incentives to the Company’s executive officers to improve the long-term performance of the Company’s common stock and achieve the Company’s corporate goals and strategic objectives and to retain the Company’s executive officers.
The Company’s current practice is primarily to grant long-term cash incentive awards to the named executive officers in the form of performance units at the start of each fiscal year. These units will have a future value tied directly to the achievement of Board determined and approved goals for a three-year period. At the end of each three-year period, the cash value of these units will be paid to the executive officer at a value set by the Board, upon the recommendation of the Compensation Committee, at the beginning of the three-year period based on goal achievement as measured at the end of the three-year period. The goals consist of sales growth compared to industry peer group companies and return on invested capital. Revenue growth compared to the industry and Return on Invested Capital (“ROIC”) combine to provide the most appropriate measures of long-term financial performance. Having a goal of revenue growth compared to the industry incents management to gain market share. Having a goal of ROIC above the Company’s weighted average cost of capital builds shareholder value and incents management to make sure that revenue growth is profitable.

The table below contains the target award levels for each named executive officer for the three year period ending at the end of fiscal year 2016.

Name and Position	Minimum Award	Target Award	Maximum Award
Craig D. Gates, President & Chief Executive Officer	$150,000	$300,000	$450,000
Brett R. Larsen, Executive Vice President, Chief Financial Officer	$25,000	$50,000	$75,000
Douglas G. Burkhardt, Executive Vice President, Worldwide Operations	$55,000	$110,000	$165,000
Philip S. Hochberg, Executive Vice President Business Development	$55,000	$110,000	$165,000
Duane D. Mackleit, Vice President of Program Management	$25,000	$50,000	$75,000
Long-Term Equity Incentive Compensation. In fiscal years 2014, 2015 and 2016 the named executive officers received grants of stock appreciation rights (“SARS”) under the 2010 Incentive Plan. These stock appreciation rights vest on the third anniversary of the grant date to the extent the Company’s return on invested capital (ROIC) over the vesting period compared to the weighted average ROIC of a selected group of industry peer companies over the same period has reached 90% or more of the ROIC of the peer group average. These rights have a five year term. Payment upon exercise of a stock appreciation right may be in cash, in shares, in some combination thereof or in any other manner approved by the Compensation Committee.
The stock appreciation rights are designed to link executives’ interests with those of the Company’s shareholders as the shares’ value is based on the increase in key financial metrics, to provide a long-term retention incentive for the vesting period and, awards are subject to performance-based vesting requirements, to provide further incentives for executives to achieve goals considered critical to the Company’s success. The Committee has determined that ROIC is the key measure for aligning executive’s performance with the long-term shareholder interests.
In determining the size of the Company’s long-term equity incentive awards, the Compensation Committee reviews competitive market data for similar positions in the Company’s peer companies, the executive officer’s performance history and/or potential for future responsibility and promotion, the chief executive officer’s recommendations (with respect to executives other than himself) and the value of existing vested and unvested outstanding cash and equity awards. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion and adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment for highly qualified employees in which the Company operates.

SARS awards are outlined in the table below for the past three fiscal years.

Executive	2014(1)	2015(2)	2016(3)
Craig D. Gates, President & Chief Executive Officer	50,000	50,000	50,000
Brett R. Larsen, Executive Vice President, Chief Financial Officer	10,000	10,000	20,000
Douglas G. Burkhardt, Executive Vice President, Operations	20,000	20,000	20,000
Philip S. Hochberg, Executive Vice President Business Development	20,000	20,000	20,000
Duane D. Mackleit, Vice President of Program Management	10,000	10,000	10,000

(1)	The grant date fair values of the 2014 SARS awards were, $233,500, $46,700, $93,400, $93,400, and $46,700, respectively.

(2)	The grant date fair values of the 2015 SARS awards were, $152,000, $30,400, $60,800, $60,800, and $30,400, respectively.

(3)	The grant date fair values of the 2016 SARS awards were, $182,500, $73,000, $73,000, $73,000, and $36,500, respectively.

Other Benefits. The named executive officers are also entitled to participate in the Company’s benefit programs which are available to all of the Company’s U.S. employees, including company-sponsored health, welfare, 401(k), and disability and life insurance.

Post-Termination Protection and Payments
The Company has entered into employment agreements with each of the named executive officers. The Compensation Committee believes these agreements are important in attracting and retaining key executive officers. Under these agreements, the executive would be entitled to severance benefits in the event of a termination of the executive’s employment by the Company without cause or by the executive for good reason. The Company has determined that it is appropriate to provide each named executive officer with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. The severance benefits for each named executive officer are generally determined as if he continued to remain employed by the Company for 12 months following his actual termination date or 24 months following termination upon a change of control. Because the Company believes that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment. Monthly base salary payments will terminate immediately upon the executive’s employment by a third party at a base salary equal to or greater than the monthly base salary then being paid the executive by the Company. If the executive is paid a monthly base salary by a third party lower than that being paid by the Company, the Company will continue to pay the difference for the remainder of the severance period.

If a change in control of the Company occurs, outstanding long-term cash incentive awards and SARS awards, including awards held by the Company’s named executive officers, will generally become fully vested if they are not assumed by the successor entity.

Tax Deductibility of Pay
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to the Company’s chief executive officer and certain other executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. In general, awards granted under the Company’s annual cash incentive plan, long-term cash incentive plan and SARS granted under the 2010 Incentive Plan are intended to comply with the applicable requirements for this exemption, and the Compensation Committee generally considers the limitations imposed by Section 162(m) among other factors in making its compensation decisions. However, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is reasonable, performance-based and consistent with the Company’s goals and the goals of the Company’s shareholders.

Risk Considerations
The Compensation Committee has reviewed the Company’s compensation programs to determine whether they encourage unnecessary or excessive risk taking and has concluded that they do not. The Compensation Committee believes that the design of the Company’s annual cash, long-term cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

The Compensation Committee takes risk into account in establishing and reviewing the Company’s executive compensation arrangements and believes that they do not encourage unnecessary or excessive risk-taking behaviors. Base salaries are fixed in amount and thus do not encourage risk-taking. While the Company’s performance-based annual cash bonuses are generally based on annual results, the amounts of such bonuses represent only a portion of each individual’s overall total compensation opportunities. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific annual goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk-taking. Finally, a significant portion of the compensation provided to the Company’s executive officers is in the form of long term cash and equity based awards that further align executives’ interests with those of shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the equity based awards is tied to the Company’s stock price, and grants are generally subject to long-term vesting schedules and a two year retention requirement after exercise to help ensure that executives always have significant value tied to long-term stock price performance. Also, annual cash incentive compensation and long term cash and equity incentive compensation payments are subject to the Company’s Recoupment Policy, described under the caption “Recoupment Policy”.

Summary
The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that the compensation of the Company’s executives is both appropriate and responsive to the goal of improving shareholder value.

Compensation Committee Report
The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on this review and discussions, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Annual Report on Form 10-K.

Respectfully submitted by the Compensation Committee:
Yacov A. Shamash, Chair
James R. Bean
Patrick Sweeney

EXECUTIVE COMPENSATION

Summary Compensation Table-Fiscal Years 2014-2016
The following table sets forth information concerning compensation for services rendered to the Company by the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Company’s next three most highly compensated executive officers and former Executive Vice President and Chief Financial Officer for fiscal years 2014, 2015 and 2016. Collectively, these officers are the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option/SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Craig D. Gates,	2016	530,625	—	182,500	672,325	10,600	1,396,050
President & Chief	2015	540,687	—	152,000	588,499	10,600	1,291,786
Executive Officer	2014	504,637	—	233,500	690,050	10,200	1,438,387
Brett R. Larsen,	2016	273,539	—	73,000	124,936	9,770	481,245
Executive Vice President,	2015	205,153	—	30,400	107,849	4,143	347,545
Chief Financial Officer	2014	190,996	—	46,700	133,533	8,392	379,621
Douglas G. Burkhardt,	2016	281,531	—	73,000	195,921	10,600	561,052
Executive Vice	2015	277,888	—	60,800	222,801	10,400	571,889
President, Operations	2014	269,600	—	93,400	268,624	10,400	642,024
Philip S. Hochberg,	2016	276,726	—	73,000	194,606	10,702	555,034
Executive Vice President,	2015	268,552	—	60,800	220,243	10,400	559,995
Business Development	2014	263,977	—	93,400	176,150	10,200	543,727
Duane D. Mackleit,	2016	246,427	—	36,500	110,644	10,600	404,171
Vice President of
Program Management (4)
Ronald F. Klawitter, Former	2016	148,377	—	27,375	171,921	10,600	358,273
Former Executive Vice	2015	321,484	—	76,000	330,076	10,400	737,960
President, Chief Financial Officer (5)	2014	312,356	—	116,750	384,936	10,200	824,242

1)
The amounts reported in the “Option/SAR Awards” column reflect the fair value on the grant date of the stock appreciation rights, or SARS, granted to the named executive officers during the fiscal year. These values have been determined under generally accepted accounting principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported above, please see the discussion of equity awards contained in Note 8 - “Stock Option and Benefit Plans” to the Consolidated Financial Statements in the Company’s 2016 Annual Report.

2)
Amounts reflect (a) annual cash incentive compensation, which is based on performance during the relevant fiscal year, pursuant to the annual incentive program and (b) any payout of long term performance unit awards for the three year performance period that ended in the relevant fiscal year, pursuant to the long term cash incentive program.

3)
Represents Company matching payments in fiscal years 2016, 2015 and 2014 under the Company’s 401(k) Retirement Savings Plan. Also includes for Mr. Hochberg a service award in the amount of $102 in fiscal year 2016, for Mr. Gates a service award in the amount of $200 in fiscal year 2015 and for Mr. Burkhardt a service award in the amount of $200 in fiscal year 2014.

4)	Compensation data for 2015 and 2014 for Mr. Mackleit is not included since he was not a named executive officer prior to fiscal year 2016.

5)	Mr. Klawitter retired as Executive Vice President, CFO and Treasurer of the Company in July 2015 and retired as an employee of the Company in December 2015.

Compensation of Named Executive Officers
The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Company’s named executive officers for the fiscal years indicated above. The primary elements of each named executive officer’s total compensation reported in the table are base salary, long term equity incentives consisting of awards of stock appreciation rights and the payout of annual and long term cash incentives. Named executive officers also received the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards in fiscal year 2016 table and the accompanying description of the material terms of the equity awards granted in fiscal year 2016, provides information regarding the long-term equity incentives awarded to the named executive officers in fiscal year 2016. The Outstanding Equity Awards at 2016 Fiscal Year-End and Option/SAR Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards. The “Potential Payments Upon Termination or Change in Control” section provides information on the benefits the named executive officers may be entitled to receive in connection with certain terminations of their employment and/or a change in control of the Company.

Description of Employment Agreements-Cash Compensation
The Company entered into employment contracts with Messrs. Gates, Larsen, Burkhardt, Hochberg and Mackleit at the time each employee was first elected an officer of the Company. Each of the employment contracts imposes upon the employee standard nondisclosure, confidentiality and no competition provisions. Each of the employment contracts provides that the Company may terminate employment at any time. The employment contracts provide that upon termination of employment by the Company, other than for cause, the Company shall continue to pay employee’s base salary in effect prior to termination for a period of one year after termination. The employment contracts also provide that upon termination by the employee in the event the Company changes the substantive responsibilities and duties of the employee in such a way as to constitute a demotion, the Company shall continue to pay employee's base salary in effect prior to termination for a period of one year after termination. The contracts provide that upon termination of employment by the Company after a change of control, other than for cause, the Company shall continue to pay employee's base salary in effect prior to termination for a period of two years after termination. The contracts condition the payment of severance upon execution of a release of claims and include provisions to comply with Internal Revenue Code Section 409A.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2016

The following table sets forth information concerning individual grants of non-equity incentive plan awards and grants of equity incentive plan awards made during fiscal year 2016 to each of the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)	Exercise or Base Price of Option/SAR Awards ($/Sh)	Grant Date Fair Value of Stock And Option/SAR Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Craig D. Gates	07/29/15(1) 07/29/15(2) 07/29/15(3)	53,530 150,000	535,300 300,000	802,950 450,000	50,000 - -	10.26 - -	182,500 - -
Brett R. Larsen	07/29/15(1) 07/29/15(2) 07/29/15(3)	11,200 55,000	112,000 110,000	168,000 165,000	20,000 - -	10.26 - -	73,000 - -
Douglas G. Burkhardt	07/29/15(1) 07/29/15(2) 07/29/15(3)	11,140 55,000	111,405 110,000	167,107 165,000	20,000 - -	10.26 - -	73,000 - -
Philip S. Hochberg	07/29/15(1) 07/29/15(2) 07/29/15(3)	11,029 55,000	110,290 110,000	165,434 165,000	20,000 - -	10.26 - -	73,000 - -
Duane D. Mackleit	07/29/15(1) 07/29/15(2) 07/29/15(3)	8,514 25,000	85,138 50,000	127,707 75,000	10,000 - -	10.26 - -	36,500 - -
Ronald F. Klawitter	07/29/15(1) 07/29/15(3)	10,000	20,000	30,000	7,500 -	10.26 -	27,375 -

(1)
Represents stock appreciation rights awards during fiscal year 2016 under the 2010 Incentive Compensation Plan. The 2010 Incentive Compensation Plan is discussed under the caption “Long-Term Equity Incentive Compensation” beginning on page 14.

(2)
Represents threshold, target and maximum payouts under the annual Incentive Compensation Plan for fiscal year 2016. For actual payouts earned for fiscal year 2016 see the Summary Compensation Table. The Incentive Compensation Plan is discussed under the caption “Annual Cash Incentive Compensation” beginning on page 12.

(3)
Represents threshold, target and maximum payouts under the Long-Term Incentive Plan for the 2016-2018 performance cycle. The Long-Term Incentive Plan is discussed under the caption “Long-Term Cash Incentive Compensation” beginning on page 13. Payouts under the Long-Term Incentive Plan for the 2016-2018 performance cycle are dependent upon the achievement of goals for three years sales growth compared to peer group companies and return on invested capital.

Outstanding Equity Awards at Fiscal 2016 Year-End
The following table presents information regarding the outstanding equity awards held by each of the Company’s named executive officers as of July 2, 2016.

Option/SAR Awards
Name	Grant Date	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Exercisable Options/SARS (#)(1)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options/SARS (#)(1)	Option/SAR Exercise/Base Price ($)	Option/SAR Expiration Date
Craig D. Gates	07/29/15 10/30/14 07/31/13 07/26/12 07/27/11	50,000 50,000	50,000 50,000 50,000	10.26 7.94 11.34 7.45 4.40	07/29/20 10/30/19 07/31/18 07/26/17 07/27/16
Brett R. Larsen	07/29/15 10/30/14 07/31/13 07/26/12	10,000	20,000 10,000 10,000	10.26 7.94 11.34 7.45	07/29/20 10/30/19 07/31/18 07/26/17
Douglas G. Burkhardt	07/29/15 10/30/14 07/31/13 07/26/12 07/27/11	20,000 20,000	20,000 20,000 20,000	10.26 7.94 11.34 7.45 4.40	07/29/20 10/30/19 07/31/18 07/26/17 07/27/16
Philip S. Hochberg	07/29/15 10/30/14 07/31/13 07/26/12 01/26/12	20,000 15,000	20,000 20,000 20,000	10.26 7.94 11.34 7.45 6.30	07/29/20 10/30/19 07/31/18 07/26/17 01/26/17
Duane D. Mackleit	07/29/15 10/30/14 07/31/13 07/26/12 07/27/11	10,000 7,000	10,000 10,000 10,000	10.26 7.94 11.34 7.45 4.40	07/29/20 10/30/19 07/31/18 07/26/17 07/27/16
Ronald F. Klawitter	07/29/15 10/30/14 07/31/13 07/26/12	25,000	7,500 25,000 25,000	10.26 7.94 11.34 7.45	07/29/20 10/30/19 07/31/18 07/26/17

(1)
Stock appreciation rights that vest on the third anniversary of the grant date and have a five year term. Payouts under the stock appreciation rights are dependent upon the achievement of goals for three year’s return on invested capital compared to peer group companies.

Option/SAR Exercises and Stock Vested-Fiscal Year 2016
The following table presents information regarding the exercise during fiscal year 2016 of stock appreciation rights awards previously granted by the Company to the named executive officers.

	Option/SAR Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Craig D. Gates	—	—
Brett R. Larsen	3,225	22,149
Doug G. Burkhardt	—	—
Philip S. Hochberg	3,900	31,360
Duane D. Mackleit	—	—
Ronald F. Klawitter	7,569	45,989

Pension Benefits
None of the named executive officers is covered by a pension plan.

Non-qualified Deferred Compensation
None of the named executive officers is covered by a defined benefit plan or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Other Benefits
The Company offers the named executive officers and all other U.S. employees a 401(k) plan and life insurance, disability, medical and dental plans for which the named executive officers are charged the same rate as all other employees.

Potential Payments upon Termination or Change in Control
The following section describes the benefits that may become payable to the named executive officers in connection with a termination of their employment and/or a change in control of the Company.

Quantification of Severance and Change in Control Benefits. The tables below quantify the benefits that would have been payable to each of the named executive officers if the executive’s employment had terminated under the circumstances described above and/or a change in control of the Company had occurred on July 2, 2016. The first table presents the benefits the executive would have received if such a termination had occurred outside of the context of a change in control. The second table presents the benefits the executive would have received if such a termination occurred in connection with a change in control.

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health/Life Benefits ($)(2)	Cash-Out of Accrued and Earned Vacation ($)	Total ($)
Craig D. Gates	535,300	—	41,135	576,435
Brett R. Larsen	280,000	—	14,855	294,855
Douglas G. Burkhardt	288,259	—	18,432	306,691
Philip S. Hochberg	283,995	—	25,618	309,613
Duane D. Mackleit	251,764	—	33,891	285,655

1.
This amount represents 12 months of the executive’s base salary. Monthly base salary payments will terminate immediately upon the executive’s employment by a third party at a monthly base salary equal to or greater than the monthly base salary then being paid the executive by the Company. If the executive is paid a base salary by a third party lower than that being paid by the Company, the Company will continue to pay the difference for the remainder of the 12 month severance period.

2.
The premiums that would be charged to continue health coverage for the applicable period pursuant to COBRA for the executive and his eligible dependents (to the extent that such dependents were receiving health benefits as of July 2, 2016) would be paid by the executive and the Company will not reimburse the executive for these premiums.

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health/Life Benefits ($) (2)	Cash-Out of Accrued and Unpaid Paid Time Off ($)	Equity Acceleration ($)(3)	Non-Equity Acceleration ($)(4)	Total ($)
Craig D. Gates	1,070,600	—	41,135	—	600,000	1,711,735
Brett R. Larsen	560,000	—	14,855	—	160,000	734,855
Douglas G. Burkhardt	576,518	—	18,432	—	220,000	814,950
Philip S. Hochberg	567,990	—	25,618	16,350	220,000	829,958
Duane D. Mackleit	503,528	—	33,891	—	100,000	637,419

1.
For each of the named executive officers, this amount represents the sum of 24 months of the executive’s base salary. Monthly base salary payments will terminate immediately upon the executive’s employment by a third party at a monthly base salary equal to or greater than the monthly base salary then being paid the executive by the Company. If the executive is paid a base salary by a third party lower than that being paid by the Company, the Company will continue to pay the difference for the remainder of the 24 month severance period.

2.	See footnote (2) to the previous table.

3.
This amount represents the intrinsic value of the unvested portions of the executive’s stock appreciation rights (SARS) awards that would have accelerated on a termination of the executive’s employment as described above. This value is calculated by multiplying the amount by which $7.39 (the closing price of the Company’s common stock on the last trading day of fiscal 2016) exceeds the base price of the SARS by the number of SARS subject to the accelerated portion of the SARS. Each executive would have been entitled to full acceleration of his then-outstanding equity awards on such a termination.

4.
This amount represents the target value of the unvested portion of the executive's long term cash incentive plan awards (described beginning on page 13) that would have accelerated if the executive's employment terminated upon a change in control of the Company on July 2, 2016.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Table
The following table presents information regarding the compensation paid for fiscal year 2016 to members of the Board of Directors who are not also employees of the Company (referred to herein as “non-employee directors”).

Name	Fees Earned or Paid in Cash ($)	Option/SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)(3)	All Other Compensation ($)	Total ($)
James R. Bean	52,102	27,375	22,923	—	102,400
Ronald F. Klawitter	13,785	27,375	—	—	41,160
Yacov A. Shamash	51,001	27,375	22,923	—	101,299
Patrick Sweeney	65,136	27,375	22,923	—	115,434

(1)
The amounts reported in the “Option/SAR Awards” column reflect the fair value on the grant date of the stock appreciation rights granted to the Company’s non-employee directors during fiscal year 2016 as determined under generally accepted accounting principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported above, please see the discussion of equity awards contained in Note 8 - “Stock Option and Benefit Plans” to the Consolidated Financial Statements in the Company’s 2016 Annual Report.

(2)	Reflects payout of long term incentive plan awards for the three year performance period that ended in fiscal year 2016.

(3)
Mr. Klawitter became a non-employee director in December 2015 when he retired as an employee of the Company. Non-Equity Incentive Plan Compensation paid to Mr. Klawitter for fiscal 2016 is reported in the Summary Compensation Table on page 17.

The table below presents the number of outstanding and unexercised options/SAR awards held by each of the Company’s non-employee directors as of July 2, 2016.

Director	Number of Shares Subject to Outstanding Options/SAR Awards as of 07/02/2016	Number of Unvested Restricted Shares/Units as of 07/02/2016
James. R. Bean	30,000	—
Ronald F. Klawitter	82,500	—
Patrick Sweeney	35,000	—
Yacov A. Shamash	35,000	—

Non-Employee Director Compensation
Equity Grants. Under the Company’s 2010 Incentive Plan, as approved by the shareholders in October 2010, the Company’s non-employee directors receive awards, subject to the non-employee director’s continued service to the Company through the vesting date.

Long-Term Incentive Plan Awards. Under the Company’s Long-Term Incentive Plan, non-employee directors receive long term non-equity incentive compensation awards.

Retainers and Meeting Fees. In addition, non-employee directors receive annual retainers and fees for attending Board and committee meetings as set forth in the following table:

Annual Cash Retainer
Board Member, other than Chairman	$40,000
Chairman of the Board	54,375

Board Meeting Fees
Board Member, other than Chairman	$1,700
Chairman of the Board	2,550

Committee Meeting Fees
Committee Member, other than Chairman	$1,000
Committee Chairman	1,733

All non-employee directors are also reimbursed for their expenses incurred in attending Board meetings and committee meetings, as well as other Board-related travel expenses.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement the Company believes that compensation of its executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives. The Company attempts to align the interest of its shareholders and management by integrating compensation with the Company’s short-term and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies in our industry sector, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officers compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders concerns.

Therefore, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of three members. The Board of Directors has determined that all Audit Committee members meet the definition of independence within the meaning of the applicable NASDAQ listing standards and that James R. Bean and Patrick Sweeney each have the requisite attributes of an “audit committee financial expert” as defined by SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors which is reviewed and reassessed for adequacy annually by the Audit Committee. The Audit Committee has met and discussed with the Company’s management and BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm, the Company’s financial statements contained in the Annual Report on Form 10-K for the fiscal year ended July 2, 2016.

The Audit Committee has reviewed and discussed with BDO the matters required to be discussed pursuant to PCAOB Auditing Standard No. 16, Communications with Audit Committees. BDO has submitted to the Audit Committee and the Committee has reviewed the written disclosures and letter from BDO as required under applicable independence standards for auditors of public companies. The Audit Committee discussed with BDO that firm’s independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditor's independence. All services to be provided by BDO are pre-approved by the Audit Committee or are pre-approved by a member of the Audit Committee and later ratified by the Committee.

Based upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10K for the fiscal year ended July 2, 2016, for filing with the Securities and Exchange Commission.

The Audit Committee: James R. Bean (Chairman), Yacov A. Shamash, Patrick Sweeney

Principal Accountant Fees and Services. The following chart shows the aggregate audit and non-audit fees billed or expected to be billed to the Company by BDO for professional services in the named categories for the fiscal years ended July 2, 2016 and June 27, 2015:

	FY 2016	FY 2015
Audit Fees(1)	$394,500	$421,850
Audit Related Fees(2)	13,500	13,500
Tax Fees(3)	120,150	107,464
All Other Fees	—	—
Total	$528,150	$542,814

(1)
Audit fees consisted of professional services provided in connection with the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, review of documents filed with the SEC and statutory audits.

(2)	Audit related fees consisted of professional services provided in connection with the audit of the Company’s 401(k) Retirement Savings Plan and other consultation matters.

(3)
Tax fees for fiscal years 2016 and 2015 consisted of professional services provided for domestic income tax planning and compliance and the review of foreign tax returns and consultation on foreign tax matters. Tax fees for fiscal years 2016 and 2015 also included fees for BDO performing a study relating to research and development tax credits.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has retained BDO USA, LLP (“BDO”) as the Company's independent registered public accounting firm for the fiscal year ending July 1, 2017. Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions. In the event that ratification of this appointment of BDO as the Company’s registered public accounting firm is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of its registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDER PROPOSALS

Eligible shareholders who wish to present proposals for action at the Annual Meeting of Shareholders to be held in 2017 must submit their proposals in writing to Kathleen L. Nemeth, Secretary, Key Tronic Corporation, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, proposals submitted for inclusion in our proxy statement for the 2017 Annual Meeting must be received by the Secretary at the address above no later than May 22, 2017. In addition, any shareholder who intends to present a proposal at the 2017 Annual Meeting without inclusion of such proposal in our proxy materials must provide us notice of such proposal in the manner set forth above by July 30, 2017 or such proposal will be considered untimely. For such proposals that are untimely, the Company retains discretion to vote proxies it receives. For such proposals that are timely, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Annual Report on Form 10-K

The 2016 Annual Report on Form 10-K (including exhibits), as amended, which we refer to as our “Form 10-K,” is available by accessing the Company’s website at www.keytronicems.com or the SEC’s website at www.sec.gov. Stockholders may request a free copy of our Form 10-K by contacting Investor Relations at StreetConnect, (206) 729-3625, ktcc@stct.com. We will furnish any exhibit to our Form 10-K if specifically requested to do so.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and NASDAQ.

Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5’s were required, the Company believes that with respect to the fiscal year ended July 2, 2016 all the Reporting Persons complied with all applicable filing requirements.

Solicitation Expenses. The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, executive officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners. In addition, we have retained Georgeson LLP to aid in the solicitation of proxies. We currently estimate the fees payable to Georgeson LLP in connection with such services to be approximately $15,000, plus reimbursement of out of pocket expenses.

Other Business. The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors,
Kathleen L. Nemeth
Secretary

Spokane Valley, Washington
September 22, 2016

Key Tronic Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

+

1. Election of Directors: 01 - James R. Bean; 02 - Craig D. Gates; 03 - Ronald F. Klawitter; 04 - Yacov A. Shamash; 05 - Patrick Sweeney

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

02FKAA

If you are not an Internet user and wish to contact Key Tronic Corporation, you may use one of the following methods:

Call: 877-277-9953 Write: Key Tronic Corporation, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Attention Internet Users!
You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor

Step 1: Register (*1st time users only*)
Click on "Create Login" in the blue box and follow the instructions.

Step 2: Log In (*Returning users*)
Enter your User ID and Password and click the Login button.

Step 3: View your account details and perform multiple transactions, such as:

- View account balances
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Key Tronic Corporation

Notice of 2016 Annual Meeting of Shareholders 4424 N. Sullivan Road, Spokane Valley, Washington 99216

Proxy Solicited by Board of Directors for Annual Meeting – October 28, 2016

Craig D. Gates and Brett R. Larsen, or either of them, each with the power of substitution, are hereby authorized to represent and vote all shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Key Tronic Corporation to be held on Friday, October 28, 2016, and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1, FOR Item 2 and FOR Item 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)